EXHIBIT 21

                      SUBSIDIARIES OF MACDERMID, INCORPORATED

MacDermid's principal subsidiaries, primarily wholly-owned, are as follows:

                                                State of
                                                Incorporation

MacDermid Asia, Ltd                             Hong Kong
MacDermid Benelux BV                            Holland
MacDermid Chemicals, Inc.                       Canada
MacDermid Equipment, Inc.                       Vermont
MacDermid Equipment GmbH                        Germany
MacDermid Espanola, S.A.                        Spain
MacDermid Europe, Incorporated                  Delaware
MacDermid France, S.A.                          France
MacDermid G.B., Ltd.                            United Kingdom
MacDermid GmbH                                  Germany
MacDermid Hong Kong, Ltd.                       Hong Kong
MacDermid Imaging Technology Belgium NV         Belgium
MacDermid Imaging Technology Europe BV          Holland
MacDermid Italiana SRL                          Italy
MacDermid Korea, Ltd.                           Hong Kong
MacDermid New Zealand, Ltd.                     New Zealand
MacDermid Overseas, Asia, Incorporated          Delaware
MacDermid S.A. (Pty.) Ltd.                      South Africa
MacDermid Singapore, Pte. Ltd.                  Singapore
MacDermid Suisse, S.A.                          Switzerland
MacDermid Taiwan, Ltd.                          Taiwan
Nippon MacDermid Co., Inc.                      Japan

In addition, the Corporation has several non operating subsidiaries which, in the aggregate, are not significant.